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CUSIP No. 73111k 10 8              13G                       Page 1 of 5 Pages
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                                  SCHEDULE 13G

                                 (RULE 13d-102)

           Information to be Included in Statements Filed Pursuant to
               Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.___________)

                               POLITICS.COM, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, PAR VALUE $0.00001
         --------------------------------------------------------------
                         (Title or Class of Securities)

                                   73111K 10 8
         --------------------------------------------------------------
                                 (CUSIP Number)

                                JANUARY 19, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)

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CUSIP No. 73111k 10 8              13G                       Page 2 of 5 Pages
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-------------------------------------------------------------------------------
1. Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        HOWARD R. BAER

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2.      Check The Appropriate Box If A Member Of A Group

                                                                 (a) / /
                                                                 (b) / /
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3.      SEC USE ONLY

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4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA

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            Number of               5.     Sole Voting Power

              Shares                       5,250,000
                                  ---------------------------------------------
           Beneficially             6.     Shared Voting Power

             Owned by                      -0-
                                  ---------------------------------------------
               Each                 7.     Sole Dispositive Power

            Reporting                      5,250,000
           Person With            ---------------------------------------------
                                    8.     Shared Dispositive Power

                                           -0-
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9.            Aggregate Amount Beneficially Owned by Each Reporting Person

              5,250,000

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10.           Check Box if the Aggregate Amount In Row (9) Excludes Certain
              Shares *   (SEE Instructions)                        / /

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11.           Percent Of Class Represented By Amount In Row 9

              56.86%
-------------------------------------------------------------------------------
12.           Type of Reporting Person (SEE Instructions)

              IN
-------------------------------------------------------------------------------

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CUSIP No. 73111k 10 8              13G                       Page 3 of 5 Pages
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ITEM 1(a)       Name of Issuer:

                Politics.Com, Inc.

ITEM 1(b)       Address of Issuer's Principal Executive Offices:

                2530 S. Rural Road, Tempe, AZ 85282

ITEM 2(a)       Name of Person Filing:

                Howard R. Baer

ITEM 2(b)       Address of Principal Business Office or, if none, Residence:

                2530 S. Rural Road, Tempe, AZ 85282

ITEM 2(c)       Citizenship:

                United States of America

ITEM 2(d)       Title of Class of Securities:

                Common Stock, par value $0.00001

ITEM 2(e).      CUSIP Number:

                73111k 10 8



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a)  / /  Broker or dealer registered under Section 15 of the
                          Exchange Act.

                (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                (c)  / /  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                (d)  / /  Investment company registered under Section 8 of the
                          Investment Company Act.

                (e)  / /  An investment adviser in accordance with
                          Rule 13d-1(b)(1)(ii)(E);

                (f)  / /  An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                (g)  / /  A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                (h)  / /  A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;

                (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 73111k 10 8              13G                       Page 4 of 5 Pages
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ITEM 4.         OWNERSHIP.

                (a)      Amount Beneficially Owned:  5,250,000

                (b)      Percent of Class:  56.86%

                (c)      Number of Shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote:
                                                   5,250,000

                         (ii)   Shared power to vote or to direct the vote:  -0-

                         (iii)  Sole power to dispose or to direct the
                                disposition of:    5,250,000

                         (iv)   Shared power to dispose or to direct the
                                disposition of:    -0-

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / / See Exhibit A.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 73111k 10 8              13G                       Page 5 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  February 3, 2000

                                            By:/s/ Howard R. Baer
                                               ------------------------------
                                                Name:  Howard R. Baer
                                                Title:  Chairman of the Board